FORM 3                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                           OMB APPROVAL
                                                     OMB Number:  3235-0104
                                                     Expires: September 30, 1998
                                                     Estimated average burden
                                                     hours per reponse.....0.5


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1. Name and Address of Reporting Person*

Hollander         Kenneth          S
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 (Last)           (First)       (Middle)
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 10 Alvin Court
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                   (Street)
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East Brunswick     New Jersey      08816
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   (City)          (State)          (Zip)
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2. Date of Event
   Requiring Statement
   (Month/Day/Year)

       6/1/99
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3. I.R.S. Identification
   Number of Reporting
   Person, if an entity
   (voluntary)
________________________________________________________________________________

4. Issuer Name and Ticker or Trading Symbol

   EcoScience Corporation  (ECSCE)
________________________________________________________________________________

5. Relationship of Reporting Person(s) to Issuer
                   Check all applicable)
   _________Director                    _______10% Owner

   ____X____Officer (give title below)  _______Other (specify below)

   Senior Vice President-Chief Financial Officer
________________________________________________________________________________

6. If Amendment, Date of Original (Month/Day/Year)
________________________________________________________________________________

7. Individual or Joint/Group
   Filing (Check Applicable Line)
   __X__  Form filed by One Reporting Person
   _____  Form filed by More than One Reporting Person
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            Table 1 -- Non-Derivative Securities Beneficially Owned
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1. Title of Security    2. Amount of Securities    3. Ownership    4. Nature of
   (Instr. 4)              Beneficially Owned         Form: Direct    Indirect
                           (Instr. 4)                 (D) or          Beneficial
                                                      Indirect (E)    Ownership
                                                      (Instr. 5)      (Instr. 5)
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___Common Stock_____________2,500_______________________D_______________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person. See Instruction
   5(b)(v).


Potential persons who are to respond to the collecties of information contained in this form are not required to respond unless the form displays a currently valid OMR control number.


Table  II  --  Derivative  Securities  Beneficially  Owned  (e.g.  puts,  calls, warrants, options, convertible securities)
____________________________________________________________________________________________________________________________________
1. Title of Derivative     2. Date Exercisable   3. Title and Amount of    4. Conversion     5.Ownership     6. Nature of Indirect
   Security (Instr. 4)        and Expiration        Securities Underlying     or Exercise      Form of          Beneficial
                              Date                  Derivative Security       Price of         Derivative       Ownership (Instr. 5)
                              (Month/Day/Year)      (Instr. 4)                Derivative       Security:
                           ----------------------------------------------     Security         Direct (D)
                           Date        Expiration    Title     Amount or                       or Indirect
                           Exercisable   Date                  Number of                       (I) (Instr. 5)
                                                               Shares
____________________________________________________________________________________________________________________________________

Employee Stock Option
 (Right to Buy)             (1)         6/1/09     Common Stock  100,000       $2.00              D
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________
Explanation of Responses:


(1) The option becomes exercisable with respect to (i) 20,000 shares on 12/1/99,
    (ii) 20,000 shares on 6/1/00,  (iii) 30,000 shares on 6/1/01 and (iv) 30,000 shares on 6/1/02


                             /s/  Kenneth S. Hollander              June 9, 1999
                             --------------------------------       ------------
                             ** Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed,. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collecties of information contained in this form are not required to respond unless the form displays a currently valid OMR control number.